Exhibit 10.2
WAREHOUSING AGREEMENT
This Warehousing Agreement (the “Agreement”), dated as of August 4, 2025, is entered into by and among CPEP Seed Investments, L.P. (the “Warehouse Entity”), Carlyle Investment Management L.L.C. (the “Investment Advisor”), in its capacity as investment advisor, on behalf of and not for its own account, of Carlyle Private Equity Partners Fund, L.P. (“CPEP”), and CPEP.
WHEREAS, in order to support the development of CPEP, the Warehouse Entity has, and will continue to, warehouse certain investments (such investments, “CPEP Investments”) that have been approved by CPEP General Partner, L.P. (the “General Partner”) for the purpose of transferring such investments (or transferring commitments with respect thereto) to CPEP in accordance with the terms and conditions of this Agreement (the “CPEP Warehouse”); and
WHEREAS, it is expected that each acquisition of an Approved Warehoused Investment (as defined below) by the Warehouse Entity, and each transfer of an Approved Warehoused Investment from the Warehouse Entity to CPEP, will be subject to the allocation policies of the Investment Advisor, applicable law and the terms set forth in the organizational documents of CPEP, including that CPEP’s independent directors approve any transfer of an Approved Warehoused Investment to CPEP.
NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.    Warehouse Entity Acquisition of Approved Warehoused Investments. The Warehouse Entity hereby agrees to warehouse, directly or through its affiliates, certain CPEP Investments and to subsequently transfer such CPEP Investments to CPEP, and CPEP agrees to acquire such CPEP Investments from the Warehouse Entity, from time to time, on the terms set forth herein, subject to (i) the Investment Advisor’s determination in its sole discretion that CPEP has, as of the applicable Warehouse Closing Date (as defined below), sufficient capital to conduct its business on an actual basis and on a pro forma basis giving effect to the acquisition of the CPEP Investments to be acquired on such Warehouse Closing Date (except in the case of a contribution in kind pursuant to Section 3 below), (ii) applicable law (including obtaining any consents required to comply with Section 206(3) of the Investment Advisers Act of 1940, as amended) and (iii) the terms set forth in the organizational documents of CPEP. The Investment Advisor will elect which Approved Warehoused Investments will be purchased by CPEP on each applicable Warehouse Closing Date in its discretion (which determination will include the allocation of such CPEP Investments between CPEP and CPEP Lux (as defined below)).

2.    Warehouse Entity Investment Discretion. From time to time, including prior to the launch of CPEP, the Warehouse Entity may acquire certain CPEP Investments that have been approved by CPEP General Partner, L.P. (the “General Partner”), but for which CPEP does not have sufficient capital (as determined by the Investment Advisor in its sole discretion) to invest in directly, subject in each case, to the Warehouse Entity’s approval at the time of acquisition (each, an “Approved Warehoused Investment”). For the avoidance of doubt, if an Approved Warehoused Investment is made alongside Other Carlyle Accounts (as defined below) or other parties, the Approved Warehoused Investment will consist of only the portion of such investment acquired or funded by the Warehouse Entity, directly or through its affiliates, for the purpose of transferring it to CPEP.

3.    Transfer of Approved Warehoused Investments to CPEP. On any date and time selected by the Investment Advisor to complete the sale and transfer of an Approved Warehoused Investment (each such date and time, a “Warehouse Closing Date”), CPEP will acquire from the Warehouse Entity each funded Approved Warehoused Investment selected by the Investment Advisor for such Warehouse Closing Date at a price as agreed to between the parties for such Warehousing Closing Date; provided that, the Warehouse Entity may contribute Approved Warehoused Investments to CPEP in kind in exchange for Class C limited partnership units of CPEP of an equivalent amount at the same price that CPEP would pay for such Approved Warehoused Investments in cash. Any unfunded Approved Warehoused Investment commitments (including any deferred purchase price obligations) will be transferred to CPEP and become commitments of CPEP. For the avoidance of doubt, the price at which Approved Warehoused Investments are transferred to CPEP will account for any distributions received by the Warehouse Entity in respect of the Approved Warehoused Investments.

4.    Allocation between CPEP and CPEP Lux. The parties acknowledge that Carlyle Private Equity Partners – EU, a sub-fund of Carlyle Private Markets S.A. SICAV – UCI Part II (“CPEP Lux”), is also expected to acquire Approved Warehoused Investments from the Warehouse Entity. The Investment Advisor will determine which and what portions of Approved Warehoused Investments that CPEP and CPEP Lux will acquire on each Warehouse Closing Date.
5.    Warehouse Entity Acknowledgement. The Warehouse Entity acknowledges that there can be no assurance that CPEP will have sufficient capital to purchase any Approved Warehoused Investments (in which case, the Warehouse Entity will continue to hold any Approved Warehoused Investment for its own account, unless the Investment Advisor allocates such investment to one or more investment funds, vehicles, accounts, products and/or other similar arrangements sponsored, advised, and/or managed by The Carlyle Group Inc. or its affiliates (“Carlyle”) (such other investment funds, vehicles, accounts and/or other similar arrangements, individually and collectively, “Other Carlyle Accounts”) (subject to such Other Carlyle Account’s consent)).

6.    Schedule of Approved Warehoused Investments. Attached as Annex A to this Agreement is a schedule of each Approved Warehoused Investment that sets forth the relevant information with respect thereto. Annex A will be updated by the Warehouse Entity from time to time to reflect the acquisition of each new Approved Warehoused Investment and any subsequent transfer of such Approved Warehoused Investment.

7.    Commitments through the Warehouse Closing Date. The Warehouse Entity will continue to provide committed funding for Approved Warehoused Investments until the applicable Warehouse Closing Date, unless extended by the mutual agreement of the parties.

8.    Broken Deal Expenses. CPEP will bear its proportional fees, costs and expenses, if any, incurred by or on behalf of the Warehouse Entity in respect of developing, negotiating and structuring prospective (or potential) investments that are approved by the General Partner, including Approved Warehoused Investments, that are not ultimately made (to the extent not reimbursed by a third party) (“Broken Deal Expenses”), including any fees, costs and expenses incurred prior to transferring the Approved Warehoused Investments to CPEP. Any Broken Deal Expenses will be payable by CPEP on the earlier of the applicable Warehouse Closing Date or the end of termination of this Agreement.

9.    Deal Expenses. Following the transfer of a funded Approved Warehoused Investment to CPEP, CPEP will bear all fees, costs and expenses, if any, incurred in developing, negotiating and structuring any Approved Warehoused Investment that is transferred to CPEP (to the extent not reimbursed by a third party).

10.    Financing Expenses. Following the transfer of a funded Approved Warehoused Investment to CPEP, CPEP will bear all fees, costs and expenses, if any, incurred in developing, negotiating and structuring the CPEP Warehouse. In the event no Warehouse Closing Date occurs, any fees, costs and expenses incurred in relation to establishing the CPEP Warehouse shall be borne by the Warehouse Entity.

11.    Warehouse Entity Affiliates. For the avoidance of doubt, any right or obligation of the Warehouse Entity under this Agreement may, in the Warehouse Entity’s sole discretion, be exercised or performed by one or more of its affiliates.

12.    Term. The term of this Agreement shall continue in effect until terminated by a party upon at least thirty (30) calendar days’ written notice to the other parties. Unless the parties otherwise agree, no Warehouse Closing Dates shall be held after the term of this Agreement.

13.    Miscellaneous. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute a single document. This Agreement may be amended from time to time with the consent of the parties hereto. This Agreement shall be construed in accordance with and governed by the laws of the state of New York.
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If the above correctly reflects our understanding with respect to the foregoing matters, please so confirm by signing in the space provided below.

CPEP SEED INVESTMENTS, L.P.

By: CPEP Seed Investments GP, LLC, as General Partner

By:	/s/ Robert Rosen
Name: Robert Rosen
Title: Vice President

CARLYLE INVESTMENT MANAGEMENT L.L.C.

As Investment Advisor of CPEP (as defined herein)

By:	/s/ Catherine L. Ziobro
Name: Catherine L. Ziobro
Title: Chief Compliance Officer

CARLYLE PRIVATE EQUITY PARTNERS FUND, L.P.

By: CPEP General Partner, L.P., as General Partner

By: CPEP GP, L.L.C., as General Partner

By:	/s/ Robert Rosen
Name: Robert Rosen
Title: Authorized Person
[CPEP – Warehousing Agreement Signature Page]

Annex A
Approved Warehoused Investments

Annex A